EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No.’s 333-43073, 333-64697, 333-51574, 333-85174 and 333-123358 and Form S-3 No. 333-70756) of NetBank, Inc. and in the related prospectuses of our reports dated March 13, 2006, with respect to the consolidated financial statements of NetBank Inc., NetBank Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of NetBank, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 13, 2006